MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

June 6, 2006

MSEV—OTCBB  USA

NDD—Frankfurt Stock Exchange

Micron Enviro Testing On Alberta Well Expected Shortly

Micron Enviro Systems, Inc. (MSEV-OTCBB and NDD--Frankfurt) (“Micron”) has been informed by the operator on the Boyne Lake Prospect in Alberta, Canada, that testing of this well has not been completed and had been delayed due to poor weather. It is anticipated that this well will be tested shortly barring any unforeseen issues.

Micron has recently announced plans to forward split its stock on a 3 for 1 basis for shareholders of record on June 12, 2006.  Micron has filed the required certificate of change with the Nevada Secretary of State. What this means is that for each one share you own on that day, you will hold three shares of Micron stock after the split. For example, if you own 100,000 shares as of record date (June 12, 2006) you will hold 300,000 of the new shares with a new CUSIP number, giving you ownership of a total of 300,000 shares of Micron. Management feels a forward split would reward the existing and new shareholders of record and assist in curbing the possible naked shorting of the stock.

Micron is currently undertaking a new marketing initiative to create additional awareness for the company. This plan will primarily be email based and will target 100 percent opt-in private and intuitional investors that trade stocks in Micron's price range. This new marketing initiative will be on-going over the coming months.

Bernie McDougall, President of Micron stated, “It is quite an exciting time for Micron as we are anticipating results on this well shortly and have just recently acquired additional rights to other zones on this prospect as well.  When you factor in the near all time high prices for oil and our planned stock split, it is very opportune time to add new oil and gas revenue. Currently, Micron is one of if not the smallest market capitalized companies with exposure to multiple Alberta Oil Sands prospects.''

Micron has also just recently added three new Alberta Oil Sands leases consisting of 4 new sections in the world-class Athabasca Oil Sands region. Two of these new sections are within 5 miles of Micron's existing Athabasca Oil Sand Prospect. These two new sections are close to the existing Oil Sands leases held by Connacher Oil and Gas's Great Divide Prospect, as well as to other major Oil Sands projects by Devon, EnCana, and ConocoPhilips. The other new Alberta Oil Sands lease acquired consists of two contiguous sections that lie just southwest of the announced Royal Dutch Shell Plc Oil Sands leases which they recently purchased for approximately $400 million.

Micron is an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has production from multiple conventional oil and gas wells. Micron is one of if not the smallest market capitalized companies with exposure to multiple Alberta Oil Sands. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron currently has multiple independent sources of oil and/or gas revenue from production in Canada and Texas. Micron is presently involved in multiple oil and gas prospects, and continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at http://www.SEC.gov. For all details regarding working interests in all of MSEV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com